As filed with the Securities and Exchange Commission on September 13, 2001

                                                         File No. 333-30986
==============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              ----------------

                                  FORM N-2

        [X] REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                     [X] Post-Effective Amendment No. 3

                              ----------------

                    EXCELSIOR VENTURE PARTNERS III, LLC
             (Exact name of registrant as specified in charter)


                           114 West 47th Street,
                       New York, New York 10036-1532
                  (Address of Principal Executive Offices
                  (Number, Street, City, State, Zip Code))
                       Registrant's Telephone Number,
                     including Area Code (212) 852-3125

                               David I. Fann
                            Douglas A. Lindgren
                    Excelsior Venture Partners III, LLC
                           114 West 47th Street,
                       New York, New York 10036-1532
                  (Name and Address of Agents for Service)


                              ----------------


                                 Copies to:


                           Thomas A. Decapo, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             One Beacon Street
                           Boston, MA 02108-3194
                         Phone No.: (617) 573-4814
                          Fax No.: (617) 573-4822

                          Irene S. Greenberg, Esq.
                  United States Trust Company of New York
                            114 West 47th Street
                       New York, New York 10036-1532
                         Phone No.: (212) 852-1367
                          Fax No.: (212) 852-1310

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box [ ]

    It is proposed that this filing will become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933.

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                           Cross Reference Sheet

  Part A
Item Number                                        Location In Prospectus

Item 1.     Outside Front Cover................    Outside Front Cover
Item 2.     Cover Pages; Other Offering
            Information........................    Inside Front and Outside
                                                   Back Cover Page
Item 3.     Fee Table and Synopsis.............    Fee Table; Prospectus
                                                   Summary
Item 4.     Financial Highlights...............    Not applicable
Item 5.     Plan Of Distribution...............    The Offering; Selling
                                                   Arrangements
Item 6.     Selling Shareholders...............    Not applicable
Item 7.     Use of Proceeds....................    Use of Proceeds
Item 8.     General Description of the
            Registrant.........................    Outside Front Cover; The
                                                   Company; Investment
                                                   Objective and Policies;
                                                   Risk Factors
Item 9.     Management.........................    Management
Item 10.    Capital Stock, Long-Term Debt, and
            Other Securities...................    Description of Units
Item 11.    Defaults and Arrears on Senior
            Securities.........................    Not applicable
Item 12.    Legal Proceedings..................    Not applicable
Item 13.    Table of Contents of the Statement
            of Additional Information..........

        Table of Contents of the Statement of Additional Information

 Part B
Item Number

Item 14.    Cover Page.........................    Cover Page
Item 15.    Table of Contents..................    Cover Page
Item 16.    General Information and History....    The Company
Item 17.    Investment Objectives and Policies..   Investment Objective and
                                                   Policies
Item 18.    Management.........................    Management
Item 19.    Control Persons and Principal
            Holders of Securities..............    Management
Item 20.    Investment Advisory and Other
            Services...........................    Management
Item 21.    Brokerage Allocation and Other
            Practices..........................    Brokerage Allocation and
                                                   Other Practices
Item 22.    Tax Status.........................    Certain Federal Income
                                                   Tax Considerations

Item 23.    Financial Statements...............    Financial Statements



                              EXPLANATORY NOTE


         This Post-Effective Amendment No. 3 to the registration statement on Form N-2 (File No. 333-30986) of Excelsior Venture Partners III, LLC (the "Company") is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of adding the opinion and consent of the Company's counsel as to certain tax matters as Exhibit
(n)(1) to the registration statement and accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission. The amended and restated prospectus and statement of additional information filed with the Securities and Exchange Commission on March 27, 2001 pursuant to Rule 497 of the Securities Act of 1933 are incorporated by reference into this Post-Effective Amendment No. 3 in their entirety.

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Item 24.  Financial Statements and Exhibits

    2. Exhibits:

    (a)         (1)  Certificate of Formation of Limited Liability Company filed February 18, 2000.*
                (2)  Certificate of Amendment filed April 26, 2000.**
                (3)  Form of Limited Liability Company Operating Agreement.*****
    (b)          Not applicable.
    (c)          Not applicable.
    (d)          Specimen Certificate of the Company's Units, the rights of holders of which are defined in Exhibit (a)(3).***
    (e)          Not applicable.
    (f)          Not applicable.
    (g)         (1)  Form of Investment Advisory Agreement between the Company and U.S. Trust Company.***
                (2)  Form of Investment Sub-Advisory Agreement among the Company, U. S. Trust Company and United States Trust
                     Company of New York.***
    (h)         (1)  Form of Distribution Agreement among the Company, U.S. Trust Company and Charles Schwab & Co., Inc.*****
                (2)  Form of Selling Agent Agreement among the Company, Charles Schwab & Co., Inc. and the selling agents.*****
    (i)          Not applicable.
    (j)         (1)  Form of Custodian Agreement between the Company and PFPC Trust Company.***
                     Form of Administration, Accounting and Investor
                     Services Agreement between the Company and PFPC Inc.***
                (2)
                (3)  Form of Escrow Agreement among the Company, PNC Bank, Delaware and PFPC Inc.*****
    (k)          Not applicable.
    (l)          Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP.***
    (m)          Not applicable.
    (n)         (1)  Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP as to certain tax matters.
                (2)  Consent of Ernst & Young, LLP independent auditors.******
    (o)          Not applicable.
    (p)         (1)  Form of Subscription Agreement for investment in units of the Company.*****
                (2)  Form of Subscription Agreement with Charles Schwab & Co., Inc. for investment in Units of the Company.*****
                (3)  Amended and Restated Agreement with respect to Seed Capital.****
                (4)  Form of Subscription Agreement between the Company and Excelsior Venture Investors III, LLC.*****
    (q)          Not applicable.
    (r)         (1)  Code of Ethics of the Company.***
                (2)  Code of Ethics of the Investment Adviser, Investment Sub-Adviser and selling agents.***
                (3)  Code of Ethics of the Distributor.***
    (s)          Power of Attorney.*
------------

* Incorporated by reference to the same exhibit to the Company's registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on February 23, 2000.

** Incorporated by reference to the same exhibit to the Company's amended registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on April 27, 2000.

*** Incorporated by reference to the same exhibit to the Company's amended registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on August 10, 2000.

**** Incorporated by reference to the same exhibit to the Company's amended registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on September 6, 2000.

***** Incorporated by reference to the same exhibit to the Company's amended registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on November 14, 2000.

****** Incorporated by reference to the Company's amended registration statement on Form N-2 (File Nos. 333-30986, 814-00209), filed on March 15, 2001.

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                                 SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September, 2001.

                                          EXCELSIOR VENTURE PARTNERS III, LLC


                                          By:  /s/ David I. Fann
                                               ------------------------------
                                               David I. Fann
                                               Co-Chief Executive Officer and
                                               President
                                               (principal executive officer)


    Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

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

      Signature               Title                              Date

/s/ David I. Fann             Co-Chief Executive               September 13, 2001
---------------------------   Officer and President
David I. Fann                 (principal executive officer)


/s/ Douglas A. Lindgren*      Co-Chief Executive Officer       September 13, 2001
---------------------------   and Chief Investment Officer
Douglas A. Lindgren           (principal executive officer)


/s/ Brian F. Schmidt*         Chief Financial Officer          September 13, 2001
---------------------------   (principal financial and
Brian F. Schmidt              accounting officer)


/s/ John C. Hover II*         Manager                          September 13, 2001
---------------------------
John C. Hover II


/s/ Gene M. Bernstein*        Manager                          September 13, 2001
---------------------------
Gene M. Bernstein


/s/ Stephen V. Murphy*        Manager                          September 13, 2001
---------------------------
Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*   Manager                          September 13, 2001
---------------------------
Victor F. Imbimbo, Jr.


*by:/s/ David I. Fann
    --------------------
        David I. Fann
        Attorney-in-Fact

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          Exhibit
            No.       Exhibit


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Item 24.  Financial Statements and Exhibits

    2. Exhibits:

    (a)         (1)  Certificate of Formation of Limited Liability Company filed February 18, 2000.*
                (2)  Certificate of Amendment filed April 26, 2000.**
                (3)  Form of Limited Liability Company Operating Agreement.*****
    (b)          Not applicable.
    (c)          Not applicable.
    (d)          Specimen Certificate of the Company's Units, the rights of holders of which are defined in Exhibit (a)(3).***
    (e)          Not applicable.
    (f)          Not applicable.
    (g)         (1)  Form of Investment Advisory Agreement between the Company and U.S. Trust Company.***
                (2)  Form of Investment Sub-Advisory Agreement among the Company, U. S. Trust Company and United States Trust
                     Company of New York.***
    (h)         (1)  Form of Distribution Agreement among the Company, U.S. Trust Company and Charles Schwab & Co., Inc.*****
                (2)  Form of Selling Agent Agreement among the Company, Charles Schwab & Co., Inc. and the selling agents.*****
    (i)          Not applicable.
    (j)         (1)  Form of Custodian Agreement between the Company and PFPC Trust Company.***
                     Form of Administration, Accounting and Investor
                     Services Agreement between the Company and PFPC Inc.***
                (2)
                (3)  Form of Escrow Agreement among the Company, PNC Bank, Delaware and PFPC Inc.*****
    (k)          Not applicable.
    (l)          Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP.***
    (m)          Not applicable.
    (n)         (1)  Opinion and consent of Skadden, Arps, Slate, Meagher and Flom LLP as to certain tax matters.
                (2)  Consent of Ernst & Young, LLP independent auditors.******
    (o)          Not applicable.
    (p)         (1)  Form of Subscription Agreement for investment in units of the Company.*****
                (2)  Form of Subscription Agreement with Charles Schwab & Co., Inc. for investment in Units of the Company.*****
                (3)  Amended and Restated Agreement with respect to Seed Capital.****
                (4)  Form of Subscription Agreement between the Company and Excelsior Venture Investors III, LLC.*****
    (q)          Not applicable.
    (r)         (1)  Code of Ethics of the Company.***
                (2)  Code of Ethics of the Investment Adviser, Investment Sub-Adviser and selling agents.***
                (3)  Code of Ethics of the Distributor.***
    (s)          Power of Attorney.*
------------------
*Incorporated by reference.
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